EXHIBIT 4.15

TO BE RECORDED AND WHEN
RECORDED RETURN TO:

Hunton Andrews Kurth LLP
550 South Hope Street, Suite 2000
Los Angeles, CA 90071
Attention: Robert M. Johnson, Esq.

SIXTH SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 1, 2020

SUPPLEMENT TO INDENTURE OF MORTGAGE
DATED AS OF JUNE 19, 2020

———————

PACIFIC GAS AND ELECTRIC COMPANY
ISSUER (MORTGAGOR)

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
TRUSTEE (MORTGAGEE)

———————

TABLE OF CONTENTS
PAGE

ARTICLE I DEFINITIONS 1
ARTICLE II Trustee 1
ARTICLE III MISCELLANEOUS 2

1

SIXTH SUPPLEMENTAL INDENTURE, dated as of August 1, 2020 (this “SUPPLEMENTAL INDENTURE”), by and between PACIFIC GAS AND ELECTRIC COMPANY, a California corporation (the “COMPANY”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized under the laws of the United States of America, as Trustee under the Mortgage Indenture (as hereinafter defined) (the “TRUSTEE”).
RECITALS OF THE COMPANY
A.The Company and the Trustee are parties to that certain Indenture of Mortgage, dated as of June 19, 2020 (together with all indentures supplemental thereto, the “MORTGAGE INDENTURE”), providing for the issuance by the Company of Bonds (as defined in the Mortgage Indenture) from time to time.
B.The Company desires to amend the Mortgage Indenture as provided herein.
C.This Supplemental Indenture is being entered into pursuant to Section 14.01(j) of the Mortgage Indenture.
D.The execution and delivery of this Supplemental Indenture has been authorized by a Board Resolution (as defined in the Mortgage Indenture).
E.Concurrent with the execution hereof, the Company has caused its counsel to deliver to the Trustee an Officer’s Certificate and Opinion of Counsel (as defined in the Mortgage Indenture) pursuant to Section 14.03 of the Mortgage Indenture.
F.The Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms.
NOW, THEREFORE, the Company and the Trustee agree as follows:
ARTICLE I.

Modification to Indenture
Section 1.    The reference to “Exhibit B-4” in subsection (l) of the “Excepted Property” clause on page 4 of the Mortgage Indenture is hereby amended to “Exhibit B-3.”
ARTICLE I.

Trustee
SECTION 1.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Mortgage Indenture; and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Mortgage Indenture, as fully to all intents as if the same were herein set forth at length.
1

ARTICLE II.
MISCELLANEOUS

SECTION 1.    Except insofar as herein otherwise expressly provided, all the provisions, definitions, terms and conditions of the Mortgage Indenture, as amended, shall be deemed to be incorporated in, and made a part of, this Supplemental Indenture; and the Mortgage Indenture as supplemented and amended by this Supplemental Indenture is in all respects ratified and confirmed; and the Mortgage Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 2.    All covenants, stipulations and agreements in this Supplemental Indenture contained by or on behalf of the Company shall bind and (subject to the provisions of the Mortgage Indenture) inure to the benefit of its successors and assigns, whether so expressed or not.
SECTION 3    The headings of the several Articles of this Supplemental Indenture are inserted for convenience of reference, and shall not be deemed to be any part hereof.
SECTION 4.    This Supplemental Indenture shall be effective upon the execution and delivery hereof by each of the parties hereto.
SECTION 5.    This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall together constitute but one and the same instrument. Delivery of an executed Supplemental Indenture by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
SECTION 6.    The laws of the State of New York shall govern this Supplemental Indenture, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
SECTION 7.    In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.
PACIFIC GAS AND ELECTRIC COMPANY,
as Issuer (Mortgagor)

By:    /s/ Margaret K. Becker
    Name: Margaret K. Becker
    Title: Senior Director and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee (Mortgagee)

By:    /s/ Nathan Turner
    Name: Nathan Turner
    Title: Vice President

[Signature Page to Supplemental Indenture]

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA         }
                    }
COUNTY OF San Francisco     }

On June 4, 2020, before me, Jolie F. Ocampo, personally appeared Margaret K. Becker, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Jolie F. Ocampo
Signature

(Seal)

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF Florida         }
                }
COUNTY OF Duval        }

On August 13, 2020, before me, Joshua P. Kakareka, personally appeared Nathan Turner, a Vice President of The Bank of New York Mellon Trust Company, N.A., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Joshua P. Kakareka
Signature

(Seal)